Exhibit 10.22

THIRD AMENDMENT TO INDEMNIFICATION AGREEMENT

THIS THIRD AMENDMENT TO INDEMNIFICATION AGREEMENT (“Third Amendment”) is made as of December 31, 2013 (the “Effective Date”), by PACIFIC OFFICE PROPERTIES, L.P., a Delaware limited partnership, whose address is 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813 (“Pacific Office”), and SHIDLER EQUITIES L.P., a Hawaii limited partnership, whose address is 841 Bishop Street, Suite 1700, Honolulu, Hawaii 96813 (“Shidler Equities”).

R E C I T A L S :

1.     First Hawaiian Bank, a Hawaii corporation (together with any successor, assign or replacement lender, the “Lender”), extended a line of credit to Pacific Office in the principal sum of $10,000,000.00, which line of credit was extended on the terms and conditions set forth in that certain Credit Agreement dated September 2, 2009, executed by Pacific Office and the Lender.

2.     The obligation of Pacific Office to repay the $10,000,000 line of credit was secured by the pledge to the Lender of a certificate of deposit in the principal amount of $10,000,000, which certificate of deposit was provided and pledged to the Lender by Shidler Equities on the condition that Pacific Office indemnify Shidler Equities from any and all losses and expenses incurred by Shidler Equities in connection with the pledge of the certificate of deposit, which indemnification of Shidler Equities was set forth in that certain Indemnification Agreement dated September 2, 2009, executed by Pacific Office in favor of Shidler Equities (the “Indemnification Agreement”).

3.     At the request of Pacific Office, (i) the Lender agreed to increase the principal amount of the line of credit from $10,000,000 to $15,000,000 on the terms of that certain Amendment to Loan Documents dated December 31, 2009, executed by the Lender, Pacific Office and Shidler Equities (the “First Amendment to Loan Documents”), which terms required the principal amount of the certificate of deposit to be increased from $10,000,000 to $15,000,000, and (ii) Shidler Equities agreed to provide and pledge to the Lender the required funds to increase the principal amount of the certificate of deposit from $10,000,000 to $15,000,000, and in connection with such increase, Pacific Office and Shidler Equities agreed to amend the Indemnification Agreement to obligate Pacific Office for any and all losses and expenses incurred by Shidler Equities as a result of the pledge of the certificate of deposit, as increased to $15,000,000, such amendment having been set forth in that certain Amendment to Indemnification Agreement dated December 31, 2009, executed by Pacific Office and Shidler Equities (the “First Amendment to Indemnification Agreement”).

4.     At the request of Pacific Office, the Lender agreed to an additional increase in the principal amount of the line of credit from $15,000,000 to $25,000,000, on the terms of that certain Second Amendment to Loan Documents dated May 25, 2010, executed by the Lender, Pacific Office and Shidler Equities (the “Second Amendment to Loan Documents”), which terms require the principal amount of the certificate of deposit to be increased from $15,000,000 to $25,000,000 (such certificate of deposit in the original principal amount of $10,000,000, as increased to $15,000,000, as further increased to $25,000,000 and/or any replacement, substitute or additional certificate of deposit or other collateral provided and pledged or encumbered by or at the direction of Shidler Equities to the Lender being referred to hereinafter as the “Certificate of Deposit”); and (ii) Shidler Equities agreed to provide and pledge to the Lender the required funds to increase the principal amount of the Certificate of Deposit from $15,000,000 to $25,000,000, and in connection with such increase, Pacific Office and Shidler Equities agreed to further amend the Indemnification Agreement to obligate Pacific Office for any and all losses and expenses incurred by Shidler Equities as a result of the pledge of the Certificate of Deposit, as increased to $25,000,000, such amendment having been set forth in that certain Second Amendment to Indemnification Agreement dated as of May 25, 2010, executed by Pacific Office and Shidler Equities (the “Second Amendment to Indemnification Agreement”).

5.     At the request of Pacific Office, the Lender has agreed to extend the scheduled maturity of the Line of Credit (as defined below) from December 31, 2013 to December 31, 2015, on the terms of that certain Third Amendment to Loan Documents dated as of December 31, 2013, executed by the Lender, Pacific Office and Shidler Equities (the “Third Amendment to Loan Documents”).

6.     Shidler Equities has agreed with Pacific Office that Shidler Equities will continue to provide and pledge to the Lender the Certificate of Deposit to the extent required by the Lender, on the condition that the Indemnification Agreement, as amended by the First Amendment to Indemnification Agreement and the Second Amendment to Indemnification Agreement, is further amended, in its entirety, as set forth below.

NOW, THEREFORE, to induce Shidler Equities to continue to provide and pledge to the Lender the Certificate of Deposit in the principal amount of $25,000,000, as security for the obligation of Pacific Office to repay the line of credit, as increased from $10,000,000 to $15,000,000, and as further increased from $15,000,000 to $25,000,000 (the “Line of Credit”), and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Pacific Office and Shidler Equities hereby agree that as of the Effective Date, the Indemnification Agreement, as amended by the First Amendment to Indemnification Agreement and the Second Amendment to Indemnification Agreement, is further amended, in its entirety, to provide as follows:

“1.     Indemnification of Shidler Equities. Pacific Office hereby agrees to pay, protect, defend and save Shidler Equities harmless from and against, and hereby indemnifies Shidler Equities from and against, any and all losses, damages, costs, expenses (including, without limitation, reasonable attorneys’ fees), liabilities, obligations, causes of action, suits, claims, demands and judgments (collectively, “Losses”), which Losses may at any time be incurred by, imposed upon or awarded against Shidler Equities as a result of:

(a)     the failure by Pacific Office to cause the entire $25,000,000 principal amount of the Certificate of Deposit and all accrued interest to be disbursed to Shidler Equities upon the Maturity Date of the Line of Credit, the term Maturity Date being defined in the Credit Agreement described in recital 1 above, which Credit Agreement and other documents evidencing and/or securing the Line of Credit were amended by the First Amendment to Loan

Documents and the Second Amendment to Loan Documents and are being further amended by the Third Amendment to Loan Documents (the Credit Agreement, as amended by the First Amendment to Loan Documents, and as further amended by the Second Amendment to Loan Documents and the Third Amendment to Loan Documents, being referred to hereinafter as the “Loan Agreement”);

(b)     any Event of Default or failure to perform by Pacific Office under any of the Loan Documents (as such terms are defined in the Loan Agreement), it being agreed by Pacific Office and Shidler Equities that if all or any portion of the Certificate of Deposit is withdrawn by the Lender and applied to the payment of principal, interest and/or charges under the Line of Credit then, in addition to any other right or remedy that Shidler Equities may have under the Indemnification Agreement, as amended, and/or under the law, interest shall accrue on any such amount that is withdrawn and be due and payable to Shidler Equities at the rate of seven percent (7%) per annum from the date of the withdrawal until paid by Pacific Office to Shidler Equities in full;

(c)     any bankruptcy or similar proceeding affecting Pacific Office;

(d)     any cost or expense being incurred by Shidler Equities in connection with the pledge to the Lender of the Certificate of Deposit, including, without limitation, reasonable attorneys’ fees; and

(e)     any cost or expense being incurred by Shidler Equities in connection with the enforcement of the Indemnification Agreement, as amended, including, without limitation, reasonable attorneys’ fees.

The liability of Pacific Office under the Indemnification Agreement, as amended, shall be direct and immediate. Losses incurred by Shidler Equities shall be payable by Pacific Office upon demand. Shidler Equities shall also be entitled to appear in any action or proceeding to defend itself against any claim in connection with the Line of Credit and/or the Certificate of Deposit, and all costs and expenses incurred by Shidler Equities in so doing, including, without limitation, reasonable attorneys’ fees, shall be paid by Pacific Office on demand.

2.     Fee to be Paid to Shidler Equities. In consideration of Shidler Equities providing and pledging to the Lender the Certificate of Deposit as described above, Pacific Office agrees to pay to Shidler Equities an annual fee of two percent (2%) of the entire $25,000,000 principal amount of the Certificate of Deposit, which annual fee shall accrue, and shall be paid by Pacific Office to Shidler Equities on a quarterly basis in arrears on the first day of January, the first day of April, the first day of July and the first day of October of each year, until the entire $25,000,000 principal amount of the Certificate of Deposit and all accrued interest are disbursed to Shidler Equities.

3.     Repayment of the Line of Credit. Pacific Office and Shidler Equities hereby acknowledge that the Line of Credit is to be repaid by Pacific Office and that Shidler Equities has no obligation to the Lender and/or to Pacific Office to repay the Line of Credit, in whole or in part.

4.    Binding Effect. The Indemnification Agreement, as amended, shall be binding upon and inure to the benefit of Pacific Office, Shidler Equities and their respective successors and assigns.

5.     Enforcement. The Indemnification Agreement, as amended, may be enforced in any federal or state court in the City and County of Honolulu, State of Hawaii.

6.     Hawaii Law. The Indemnification Agreement, as amended, shall be construed in accordance with the laws of the State of Hawaii.”

Pacific Office and Shidler Equities further agree that this Third Amendment may be executed in counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Pacific Office and Shidler Equities have executed this Third Amendment as of the Effective Date.

PACIFIC OFFICE PROPERTIES, L.P.,
a Delaware limited partnership

By:	Pacific Office Properties Trust, Inc.,
a Maryland corporation
Its General Partner

By:	/s/ Kimberly F. Aquino
Kimberly F. Aquino
Vice President

Pacific Office

SHIDLER EQUITIES L.P.,
a Hawaii limited partnership

By:	Shidler Equities Corp.,
a Hawaii corporation
Its General Partner

By:	/s/ Jay H. Shidler
Jay H. Shidler
President

Shidler Equities

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